EXHIBIT 99
                               NASDAQ SYMBOL: LASE

St. Louis, MO --February 20, 1997.....  LaserSight  Incorporated (NASDAQ:  LASE)
announced it has entered into an agreement with International Business Machines Corporation (NYSE: IBM) which provides for LaserSight to acquire certain IBM patents relating to Ultraviolet Light Ophthalmic products and procedures of ultraviolet ablation. These patents have issued in Australia, Austria, Belgium, Brazil, Canada, France, Germany, Italy, Japan, Spain, Sweden, Switzerland, and the United Kingdom, as well as the United States.

In addition, the agreement provides for IBM to transfer to LaserSight all of IBM's rights under its patent license agreement with Summit Technology, Inc. and its patent license agreement with VISX, Inc. Subject to the closing of the transaction by July 1, 1997, LaserSight will be entitled to receive all royalties accrued on or after January 1, 1997, under the patent license agreements with Summit and VISX.

Commenting on the significance of the agreement, Michael R. Farris, president and chief executive officer of LaserSight, said, "We believe that we can maximize the economic potential of the ophthalmic rights to this patent portfolio because of our focus on this industry. These IBM patents, in conjunction with our existing patent portfolio covering scanning technology for PRK; ultraviolet solid-state lasers for PRK; calibration of UV lasers for PRK; and the use of UV lasers for glaucoma laser trabeculodissection, will enhance our royalty revenue stream and provide strategic leverage for us to negotiate licenses on reasonable terms. LaserSight intends to carry on its licensing activities pertaining to the IBM patents on a reasonable, nondiscriminatory basis.

An escrow agreement between IBM and LaserSight is to be negotiated and executed by March 7, 1997, providing for LaserSight to place a $1 million deposit of LaserSight stock into escrow, pursuant to the negotiated escrow agreement. If the escrow agreement has not been executed by such date, the agreement is null and void. If the transaction does not close on July 1, 1997, IBM may terminate the agreement. In such event, LaserSight's sole obligation is to deliver from the escrow or otherwise LaserSight stock and/or cash with a value of $1 million on July 1. Among other things, the transaction is subject to LaserSight's arrangements for payment of the purchase price and regulatory clearances.

LaserSight Incorporated is a holding company with four operating subsidiaries engaged in the business of laser manufacturing and international sales, third party managed vision care administration, ophthalmic practice management, and health and vision care consulting services.

This press release contains forward-looking statements regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results. Investors should refer to documents that the Company files from time to time with the Securities and Exchange Commission for a description of certain factors that could cause actual results to vary from current expectations and the forward-looking statements contained in this press release. Such filings include, without limitation, the company's Form 10-K, Form 10-Q and Form 8-K reports and the Company's prospectus dated July 12, 1996 (File No. 333-2198).

For additional information, please contact:

Marti Benfield, Investor Relations
(314) 469-3220